EXECUTION VERSION

FIRST INCREMENTAL AMENDMENT AND JOINDER AGREEMENT

FIRST INCREMENTAL AMENDMENT AND JOINDER AGREEMENT (this “Agreement”) dated as of April 2, 2014 relating to the Amended and Restated Credit Agreement dated as of March 28, 2013 (the “Credit Agreement”) among MoneyGram International, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., a national banking association, as LC Issuer, as the Swing Line Lender, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent.
RECITALS:
The Borrower has requested Incremental Term Loans in an aggregate principal amount of up to $130,000,000. Each financial institution identified on the signature pages hereto (or that becomes party hereto prior to the Tranche B-1 Funding Date (as defined below) through a joinder to this Agreement in the form of Exhibit A hereto (an “Additional Joinder”)) as a “Tranche B-1 Lender” (each, a “Tranche B-1 Lender”) agrees severally, on the terms and conditions set forth herein and in the Credit Agreement, to provide an Incremental Term Loan (each, a “Tranche B-1 Loan”) and to become, if not already, a Lender for all purposes under the Credit Agreement.
The Borrower has also requested an Additional Revolving Facility in order to increase the amount of the Aggregate Revolving Credit Commitment from $125,000,000 to $150,000,000. Each financial institution identified on the signature pages hereto as a “New Revolving Lender” (each, a “New Revolving Lender”) agrees severally, on the terms and conditions set forth herein and in the Credit Agreement, to provide a Revolving Credit Commitment (each, a “New Revolving Commitment”) in the amount set forth on the Commitment Schedule (as amended hereby) opposite its name and to become, if not already, a Lender for all purposes under the Credit Agreement.
Without limitation of the foregoing, each Lender on the signature page hereto, which together comprise the Required Lenders (determined immediately prior to the effectiveness of any Additional Joinder and any Tranche B-1 Loan, Tranche B-1 Commitment or New Revolving Commitment), is willing to consent to the amendments to the Credit Agreement contained in Section 2 and Section 3 herein, effective immediately prior to the effectiveness of any Additional Joinder and the making of the Tranche B-1 Loans and the effectiveness of the New Revolving Commitments.
The parties hereto therefore agree as follows:
Section 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.
SECTION 2    . Making the Incremental Loans. (a) Each Tranche B-1 Lender severally (and not jointly) agrees, on the terms and subject to the conditions set forth in this Agreement, to make an Incremental Term Loan, as a Tranche B-1 Loan, to the Borrower on the Tranche B-1 Funding Date in the amount set forth opposite such Incremental Term Lender’s name in Schedule 1 to this Agreement under the caption “Tranche B-1 Commitment” (or, in the case of any Tranche B-1 Lender that becomes party hereto through an Additional Joinder, as set forth in its Additional Joinder) (its “Tranche B-1 Commitment”). The Tranche B-1 Loans shall constitute the same Class of Term Loans under the Credit Agreement as the Class of Term Loans made by the Lenders on the Amendment Effective Date. No

The appearance of [++] denotes confidential information that has been omitted from this Exhibit 10.2 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934.

amount of any Tranche B-1 Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder. Not later than 1:00 p.m., New York City time, on the Tranche B-1 Funding Date, each Tranche B-1 Lender shall make available funds equal to its Tranche B-1 Commitment in immediately available funds to the Administrative Agent at its address specified pursuant to Article 13 of the Credit Agreement. Gross proceeds required to be funded by each Tranche B-1 Lender with respect to its Tranche B-1 Loan shall be equal to 99.875% of the principal amount of such Tranche B-1 Loan.
(b)    Each Tranche B-1 Lender hereby consents to an Interest Period beginning on the Tranche B-1 Funding Date and ending on the last days of the Interest Periods then in effect with respect to any Term Loans outstanding immediately prior to the Tranche B-1 Funding Date, in amounts pro rata across such Interest Periods with such Term Loans outstanding immediately prior to the Tranche B-1 Funding Date, in respect of the Tranche B-1 Loans that are Eurodollar Loans incurred on the Tranche B-1 Funding Date.
(c)    Each New Revolving Lender severally (and not jointly) shall, with effect from the Tranche B-1 Funding Date, become a Revolving Lender with a Revolving Credit Commitment in an amount equal to its New Revolving Commitment. Such New Revolving Commitment shall be a Revolving Credit Commitment.
(d)    The following amendments are made to Sections 1.01 and 2.01 of the Credit Agreement to reflect the foregoing:
(i)    Section 1.01: The following new defined terms are added to Section 1.01 in appropriate alphabetical order:
“First Incremental Agreement” means the First Incremental Amendment and Joinder Agreement dated as of April 2, 2014 among the Borrower, the Tranche B-1 Lenders identified therein, the other Lenders identified therein and the Administrative Agent.
“First Incremental Revolving Commitment” means the New Revolving Commitments as defined in the First Incremental Agreement.
“Tranche B-1 Commitment” means, for each Tranche B-1 Lender, the amount as defined therefor in the First Incremental Agreement.
“Tranche B-1 Funding Date” means the date on which the Tranche B-1 Loans are made (if at all) pursuant to the First Incremental Agreement.
“Tranche B-1 Lender” means the “Tranche B-1 Lenders” identified in and party to the First Incremental Agreement.
“Tranche B-1 Loan” has the meaning set forth in Section 2.01.
For the avoidance of doubt, the “Applicable Margin” and “Maturity Date” for each Tranche B-1 Loan shall be as provided for all Term Loans in the Credit Agreement as in effect on the date hereof.
(ii)    Section 2.01: The existing text of Section 2.01 of the Credit Agreement is designated to be clause “(a)” thereof, and the following new clause (b) is added to read in full as follows:

(b)    Each Tranche B-1 Lender severally (and not jointly) agreed, on the terms and subject to the conditions set forth in the First Incremental Agreement, to make an Incremental Term Loan (each, a “Tranche B-1 Loan”) to the Borrower on the Tranche B-1 Funding Date in the amount of such Tranche B-1 Lender’s Tranche B-1 Commitment. The Tranche B-1 Loans shall constitute the same Class of Term Loans under the Credit Agreement as the Class of Term Loans made by the Lenders on the Amendment Effective Date. No amount of any Tranche B-1 Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder. Not later than 1:00 p.m., New York City time, on the Tranche B-1 Funding Date, each Tranche B-1 Lender shall make available funds equal to its Tranche B-1 Commitment in immediately available funds to the Administrative Agent at its address specified pursuant to Article 13 of the Credit Agreement. Gross proceeds required to be funded by each Tranche B-1 Lender with respect to its Tranche B-1 Loan shall be equal to 99.875% of the principal amount of such Tranche B-1 Loan.
SECTION 3    . Additional Amendments to the Credit Agreement.
(a)    The definition of “Aggregate Revolving Credit Commitments” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follow:
“Aggregate Revolving Credit Commitment” means the aggregate of the Revolving Credit Commitments of all the Revolving Lenders, as reduced or increased from time to time pursuant to the terms hereof. The Aggregate Revolving Credit Commitment as of the Tranche B-1 Funding Date is $150,000,000.
(b)    The definition of “Cash and Cash Equivalents” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Cash and Cash Equivalents” means:
(a)    U.S. dollars, Canadian dollars, Australian dollars or Pounds Sterling;
(b)    (x) euros or any national currency of any participating member state of the EMU or (y) such local currencies held from time to time in the ordinary course of business;
(c)    Government Securities;
(d)    securities issued by any agency of the United States or U.S. government-sponsored enterprise, which may or may not be backed by the full faith and credit of the United States, in each case maturing within 24 months or less and, in the case of securities issued by a government-sponsored enterprise that is not backed by the full faith and credit of the United States, with a rating, or guaranteed on a senior basis by an entity with a rating of its senior unsecured debt, of A3/A- or better from two of the following three rating agencies:  (i) Moody’s, (ii) S&P or (iii) Fitch Ratings, Inc.;
(e)    certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, banker’s acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000 in the case of a domestic bank and $250,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign bank;
(f)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 13 months after the date of creation thereof;
(g)    investment funds investing not less than 95% of their assets in securities of the types described in clauses (a) through (f) above or clause (i) below;
(h)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
(i)    overnight repurchase obligations for underlying securities or other investments of the types described in clauses (a) through (h) above with any bank or trust company organized under the laws of any state of the United States or any national banking association or any government securities dealer which is listed as reporting to the market statistics division of the Federal Reserve Bank of New York, in each case with such entity having capital and surplus in excess of $500,000,000 in the case of a domestic entity and $250,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign entity; and
(j)    Scheduled Restricted Investments.
(c)    The definition of “ECF Percentage” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“ECF Percentage” means, for any fiscal year of the Borrower, (i) if the Secured Leverage Ratio determined on the last day of such fiscal year is greater than 3.750 to 1.000, 50% and (ii) if such Secured Leverage Ratio so determined is less than or equal to 3.750 to 1.000, 0%.
(d)    Section 2.02(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)    From and after the Tranche B-1 Funding Date, the Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders (including the Tranche B-1 Lenders) (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of June 2014, an amount equal to $2,453,282.83 (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10(a)) and (ii) on the Term Loan Maturity Date, the aggregate principal amount of such Term Loans outstanding on such date (or, in the case of Incremental Term Loans other than the Tranche B-1 Loans, as provided in the applicable Incremental Amendment), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
(e)    Section 2.10(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)    In the event that, on or prior to the date that is six months after the Tranche B-1 Funding Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term Loans (including Tranche B-1 Loans) in connection with a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.10(c) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans (including Tranche B-1 Loans) so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans (including Tranche B-1 Loans) outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.
(f)    Section 2.25(a) of the Credit Agreement is hereby amended as follows:

(i)	clauses (B) and (C) of the first proviso of the first sentence are hereby deleted and replaced with the words,
“(B) if such Incremental Facility is to become effective prior to the Revolver Termination Date, the Borrower shall be in compliance with the covenants set forth in clauses (a), (c) and (d) of Section 6.22 determined on a pro forma basis as of the last day of the date of the most-recently ended fiscal quarter, in each case, as if such Incremental Term Loans or any borrowings under any such Additional Revolving Facility, as applicable, had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith; provided that any Additional Revolving Facility shall be tested as fully drawn, (C) the First Lien Leverage Ratio calculated on a pro forma basis shall not exceed 4.0 to 1.0, in the case of the first $170,000,000 of Indebtedness incurred pursuant to this Section 2.25(a) after the Tranche B-1 Funding Date and 3.5 to 1.0 for all other Indebtedness incurred pursuant to this Section 2.25(a) (other than the Tranche B-1 Loans and other than in connection with the First Incremental Revolving Commitment), in each case tested as of the last day of the most-recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements are internally available (calculated as if such Incremental Term Loans or borrowings under any such Additional Revolving Facilities (in an amount equal to the full amount of such Additional Revolving Facilities), as applicable, had been outstanding on such last day; provided that any Additional Revolving Facility shall be tested as fully drawn) and”;

(ii)	the third sentence is hereby deleted and replaced with the words,
Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Additional Revolving Facilities incurred after the Tranche B-1 Funding Date shall not exceed $370,000,000; provided that the aggregate amount of Additional Revolving Facilities incurred after the Tranche B-1 Funding Date shall not exceed $75,000,000.”; and

(iii)	the proviso to the last sentence is hereby deleted and replaced with the words,
“provided that in no event will the aggregate amount of Incremental Term Loans, Additional Revolving Facilities, Pari Passu First Lien Notes, Incremental Second Lien Notes and Incremental Unsecured Notes incurred after the Tranche B-1 Funding Date exceed $370,000,000.”.
(g)    Section 2.25(c) of the Credit Agreement is hereby amended to add the following language immediately prior to the period at the end of the first sentence thereof:
; provided, however, that notwithstanding anything to the contrary contained in this Agreement, no notice shall be required from the Borrower pursuant to Section 2.25 with respect to the Borrower’s request for the Tranche B-1 Loans and the First Incremental Revolving Commitment.
(h)    Section 6.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 6.02    Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including the repayment or refinancing of the Existing Debt (including the Second Lien Redemption), making Restricted Payments (including, without limitation, the repurchase of Capital Stock of the Borrower) and the payment of the costs, fees and expenses of the Transactions and acquisitions permitted hereunder. Neither the Borrower, nor any of its Subsidiaries will use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) in violation of Regulation U.
(i)    Section 6.13(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(i)    Restricted Payments constituting the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Borrower held by the Sponsors, in an amount not to exceed $300,000,000 during the term of this Agreement; and
(j)    Section 6.22(b) of the Credit Agreement is hereby amended to replace the table therein with the table below:

Fiscal Quarter Ending	Secured Leverage Ratio
June 30, 2013	4.625:1.000
September 30, 2013
December 31, 2013 March 31, 2014	4.375:1.000
June 30, 2014 September 30, 2014 December 31, 2014	5.000:1.000
March 31, 2015	4.750:1.000
June 30, 2015
September 30, 2015
December 31, 2015
March 31, 2016	4.250:1.000
June 30, 2016
September 30, 2016
December 31, 2016
March 31, 2017	3.750:1.000
June 30, 2017
September 30, 2017
December 31, 2017
March 31, 2018 (and each fiscal quarter end thereafter)	3.50:1.000

(k)     The table on the Commitment Schedule setting forth the Revolving Credit Commitments is hereby amended and restated and replaced in its entirety with the following table:

Revolving Loan Lender	Revolving Credit Commitment
[++]	$29,000,000.00
[++]	$27,000,000.00
[++]	$27,000,000.00
[++]	$27,000,000.00
[++]	$20,000,000.00
[++]	$20,000,000.00
Total Revolving Credit Commitment	$150,000,000.00

SECTION 4    .    Representations and Warranties of the Borrower. The Borrower represents and warrants that as of the date hereof and as of the Tranche B-1 Funding Date:

(a)    Each of the representations and warranties contained in Article 5 of the Credit Agreement are true and correct as of the Tranche B-1 Funding Date in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
(b)    Each of the Loan Parties has the power and authority and legal right to execute and deliver this Agreement and to perform its obligations under the Loan Documents to which it is a party (in each case in this Section 4, as amended by this Agreement). The execution and delivery by each of the Loan Parties of this Agreement and the performance of its obligations under the Loan Documents to which it is a party have been duly authorized by proper corporate or other organizational proceedings, and the Loan Documents to which each such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
(c)    Neither the execution and delivery by any Loan Party of this Agreement, nor the consummation of the transactions contemplated by the Loan Documents, nor compliance with the provisions thereof will violate (x) any applicable law, rule, regulation, ruling, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or any Property of such Person or (y) the Borrower’s or any Material Domestic Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, or substantially equivalent governing document, as the case may be, or (z) the provisions of any note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation (each a “Contract”) to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with, result in a breach of any provision thereof or constitute a default thereunder (or result in an event which, with notice or lapse of time or both, would constitute a default thereunder), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or (except for the Liens created by the Loan Documents and Permitted Liens) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any of its Subsidiaries pursuant to the terms of any such note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation, except with respect to clauses (x) or (z), to the extent, individually or in the aggregate, that such violation, conflict, breach, default or creation or imposition of any lien could not reasonably be expected to result in a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Material Domestic Subsidiaries, is required to be obtained by the Borrower or any of its Material Domestic Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
SECTION 5    . Conditions to Effectiveness of this Agreement. This Agreement shall become effective as of the date first written above when the Administrative Agent shall have received from the Borrower, each Guarantor, each Tranche B-1 Lender, each New Revolving Lender, the Lenders constituting the Required Lenders (determined solely for these purposes immediately prior to the making of the Tranche B-1 Loans) and the Administrative Agent an executed counterpart hereof or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof (and, with respect to any Tranche B-1 Lender that becomes party hereto through an Additional Joinder, upon receipt by the Administrative Agent of an executed counterpart thereof by such additional Tranche B-1 Lender, the Borrower, each Guarantor and the Administrative Agent).
SECTION 6    . Conditions to Funding of Tranche B-1 Loans and the New Revolving Commitments. The obligation of each Tranche B-1 Lender to fund its Tranche B-1 Loan and the New Revolving Commitments of the New Revolving Lenders shall be effective as of the first date (the “Tranche B-1 Funding Date”) subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 6:
(a)    Upon the effectiveness of this Agreement, no Default or Unmatured Default shall exist and on the Tranche B-1 Funding Date (and after giving effect to the funding of the Tranche B-1 Loans on the Tranche B-1 Funding Date) no Default or Unmatured Default shall exist;
(b)    the Borrower shall be in compliance with the covenants set forth in clauses (a), (c) and (d) of Section 6.22 of the Credit Agreement (as amended hereby) determined on a pro forma basis as of the last day of the date of the most-recently ended fiscal quarter for which financial statements are internally available, in each case, as if such Tranche B-1 Loans had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith;
(c)    The Administrative Agent shall have received for further distribution to the Tranche B-1 Lenders and the New Revolving Lenders a certificate, dated as of the Tranche B-1 Funding Date and signed by a Financial Officer of the Borrower, certifying as to the conditions set forth in clauses (a) and (b) of this Section 6, together with reasonably detailed calculations demonstrating compliance with clause (b) of this Section 6.
(d)    The Tranche B-1 Lenders, the Administrative Agent and the Engagement Parties (as defined in that certain engagement letter dated (the “Engagement Letter”) as of March 26, 2014 among the Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Credit Agricole Corporate and Investment Bank and Barclays Bank PLC) shall have received all fees and expenses (including the reasonable fees and expenses of counsel to the Administrative Agent) required to be paid, and all expenses for which invoices have been presented, on or before the Tranche B-1 Funding Date.
(e)    The Borrower shall have paid to the Administrative Agent, for the account of each Lender that consented to this Agreement prior to 12:00 noon New York City time on March 27, 2014, a fee equal to 0.25% of such consenting Lender’s Commitments and Loans held on the Tranche B-1 Funding Date (without giving effect to the Incremental Term Loans (or commitments in respect thereof) or the New Revolving Commitments (or loans in respect thereof) incurred on the Tranche B-1 Funding Date).
(f)    The Administrative Agent shall have received such certificates, resolutions or other documents of the Loan Parties as the Administrative Agent may reasonably require in connection herewith, including all documents and certificates it may reasonably request relating to (i) the organization, existence and good standing of each Loan Party, (ii) the corporate or other authority for and validity of this Agreement and (iii) the incumbency of the officers of each Loan Party executing this Agreement, and other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent.
(g)    Any Term Note or Revolving Credit Note requested by a Lender pursuant to Section 2.16 of the Credit Agreement to evidence such Tranche B-1 Lender’s Tranche B-1 Loan or such New Revolving Lender’s New Revolving Commitment shall have been issued by the Borrower payable to the order of each such requesting Lender.
(h)    The Administrative Agent shall have received an opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent and dated the Tranche B-1 Funding Date.
(i)    Since December 31, 2013, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(j)    Each Tranche B-1 Lender and each New Revolving Lender that is not a Lender under the Credit Agreement before giving effect to this Agreement shall have received, sufficiently in advance of the Tranche B-1 Funding Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act that has been reasonably requested by such Tranche B-1 Lender or New Revolving Lender at least 5 Business Days prior to the Tranche B-1 Funding Date.
SECTION 7    . Consent of Required Lenders. Each Lender that has signed this Agreement consents to the amendments contained in Section 2 and Section 3 hereof in accordance with Section 14.03 of the Credit Agreement.
SECTION 8     Acknowledgment of Tranche B-1 Lenders and New Revolving Lenders. Each Tranche B-1 Lender and each New Revolving Lender expressly acknowledges that neither the Administrative Agent nor any other Lender nor any of their Related Parties has made any representations or warranties to it and that no act by the Administrative Agent, any other Lender or any of their Related Parties hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, any other Lender or any of their Related Parties. Each Tranche B-1 Lender and each New Revolving Lender represents that it has, independently and without reliance upon the Administrative Agent, the other Lenders or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to provide its Incremental Term Loans or New Revolving Commitment, respectively, hereunder and enter into this Agreement. Each Tranche B-1 Lender and each New Revolving Lender also represents that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each Tranche B-1 Lender and each New Revolving Lender hereby (a) confirms that it has received a copy of the Credit Agreement and each other Loan Document and such other documents and information as it deems appropriate to make its decision to enter into this Agreement and (b) agrees that it shall be bound by the terms of the Credit Agreement as a Lender thereunder and that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
SECTION 9     Appointment and Authority. Each Tranche B-1 Lender and each New Revolving Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Tranche B-1 Lenders and the New Revolving Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Tranche B-1 Lenders and each of the New Revolving Lenders (including, in each case, in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Tranche B-1 Lender or of such New Revolving Lender, as applicable, for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 of the Credit Agreement for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Article 8, Article 9 and Article 10 of the Credit Agreement (including Section 9.06 of the Credit Agreement, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.
SECTION 10    . Governing Law. This Agreement shall be construed in accordance with the internal laws of the State of New York but giving effect to federal laws applicable to national banks.
SECTION 11    . Confirmation of Guarantees and Security Interests. By signing this Agreement, each Loan Party hereby confirms that (i) the obligations of the Loan Parties under the Credit Agreement as modified hereby (including with respect to the Tranche B-1 Loans and New Revolving Commitments contemplated by this Agreement) and the other Loan Documents (x) are entitled to the benefits of the guarantees and the security interests set forth or created in the Guaranty, the Collateral Documents and the other Loan Documents, (y) constitute Obligations for purposes of the Credit Agreement, the Guaranty and all other Collateral Documents, (ii) notwithstanding the effectiveness of the terms hereof, the Guaranty, the Collateral Documents and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects and (iii) each Tranche B-1 Lender and each New Revolving Lender shall be a “Secured Party” and a “Lender” (including, in each case, without limitation for purposes of the definitions of “Cash Management Bank”, “Hedge Bank” and “Required Lenders” contained in Section 1.01 of the Credit Agreement) for all purposes of the Credit Agreement and the other Loan Documents. Each Loan Party ratifies and confirms that all Liens granted, conveyed, or assigned to the Collateral Agent by such Person pursuant to each Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations as increased hereby.
SECTION 12    . Credit Agreement Governs. Except as set forth in this Agreement, (x) the Tranche B-1 Loans shall be subject to the provisions of the Credit Agreement and the other Loan Documents that apply to “Loans”, “Term Loans” and “Incremental Term Loans” thereunder and (y) the New Revolving Commitments shall be subject to the provisions of the Credit Agreement and the other

Loan Documents that apply to “Loans”, “Revolving Loans” and “Revolving Credit Commitments” thereunder.
SECTION 13    . Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 14    . Miscellaneous. This Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. The Borrower shall pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby (including reasonable fees and expenses of Davis Polk & Wardwell LLP). The provisions of this Agreement are deemed incorporated into the Credit Agreement as if fully set forth therein. To the extent required by the Credit Agreement, the Borrower and the Administrative Agent hereby consent to each Tranche B-1 Lender and each New Revolving Lender that is not a Lender as of the date hereof becoming a Lender under the Credit Agreement on the Tranche B-1 Funding Date.
SECTION 15    . Termination. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Tranche B-1 Lenders’ respective Tranche B-1 Commitments hereunder and the New Revolving Lenders’ New Revolving Commitments shall terminate if the Tranche B-1 Funding Date has not occurred on or prior to July 24, 2014.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MONEYGRAM INTERNATIONAL, INC.

By:    /s/ Lawrence Angelilli            __
Name:     Lawrence Angelilli

Title:	Senior Vice President, Corporate Finance and Treasurer

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
MONEYGRAM PAYMENT SYSTEMS, INC.
By:    /s/ Lawrence Angelilli            __
Name:     Lawrence Angelilli

Title:	Senior Vice President, Corporate Finance and Treasurer

MONEYGRAM OF NEW YORK LLC
By: MoneyGram Payment Systems, Inc., its sole member
By:    /s/ Lawrence Angelilli            __
Name:     Lawrence Angelilli

Title:	Senior Vice President, Corporate Finance and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Christopher Joseph
Name: Christopher Joseph Title: Vice President

SCHEDULE 1

Tranche B-1 Lender	Tranche B-1 Commitment
[++]	$130,000,000
Total: $130,000,000